EXHIBIT 99.1

Winland Reports Q2 2013 Financial Results, Increased Sales for Quarter and Six Months

Expense increases due primarily to preparation for launch of real-time, cloud-based critical environment monitoring software service, on track as scheduled

MANKATO, Minn., Aug. 14, 2013—Winland Electronics, Inc. (OTCQB: WELX) today reported that sales of its environmental monitoring products for the second quarter ended June 30, 2013 were $869,000, up $50,000, or 6.1 percent from the same period in 2012.  Sales for the six months ended June 30, 2013 were $1,742,000, up $116,000, or 7.1 percent from the same period last year.

The Company reported an operating loss of $755,000 for the quarter ended June 30, 2013 compared to an operating loss of $121,000 for the same period in 2012; and an operating loss of $1,245,000 for the six months ended June 30, 2013 compared to an operating loss of $303,000 for the same period in 2012.

“We continued our progress during the quarter in executing our strategic shift to a SaaS (software-as-a-service) model and repositioning the organization as a provider of real-time, cloud-based critical environment monitoring services,” said David Gagne, Winland’s Chief Executive Officer.  “Beta-testing is confirming that our new strategy is on target for meeting the growing demand for perishable asset protection and simplified data logging for critical condition environment compliance, specifically in the food and medical-related industries.”

Gross margins increased from 29.2 percent to 32.5 percent for the second quarter ended June 30, 2013 compared to the same period in 2012, and from 28.8 percent to 31.6 percent for the six months ended June 30, 2013 compared to the same period in 2012.  These increases were the result of increased unit volumes, an annual price increase and cost reductions in direct support costs.

Research and development expenses for the quarter ended June 30, 2013 were $323,000 compared to $74,000 for the same time period a year ago; and $557,000 for the six months ended June 30, 2013 compared to $134,000 for the same time period a year ago.  These expenses were primarily for continued product development of the Company’s new cloud-based critical environment software application that is scheduled for release during the second half of this year.

General and Administrative expenses were $430,000 for the three months ended June 30, 2013, an increase of $293,000 compared to the same time period a year ago.  These increases are attributed to increased salaries and benefits, professional fees related to the Company’s new strategic plan, stock-based compensation expense related to stock options issued to Company executives and board of directors, and increased travel and rent expenses.

For the six months ended June 30, 2013, General and Administrative expenses were $729,000, an increase of $445,000 compared to the same time period a year ago.

Second-quarter sales and marketing expenses increased $135,000 to $284,000 from the same period a year ago, and $157,000 to $510,000 for the six months ended June 30, 2013 compared to the same period a year ago.  Both increases were due primarily to development of brand and marketing strategies.

“We have spent approximately half of the $1.2 million investment we planned for our new SaaS strategy, including the software development, sales, marketing, and channel management required to drive awareness and demand,” Gagne said.  “Our preparation in the marketing and channel sales areas continues, and our plan to launch our new cloud-based offering in the second half of the year remains solid.”

About Winland Electronics
Winland Electronics, Inc. (www.winland.com), is an industry leader in critical condition monitoring devices. The company develops products like EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more to monitor critical conditions for health/medical, grocery/food service, commercial/industrial, agriculture and residential markets. Manufactured in the United States, Winland products are compatible with any hard-wired or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, Minn., Winland trades on the OTC under the symbol WELX.

CONTACT:	Brian Lawrence
CFO & Senior Vice President
(507) 625-7231

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward-looking statements:(i) that the Company continued its progress in executing its strategic shift to a SaaS model and repositioning the organization as a provider of real-time, cloud-based critical environment monitoring services during the quarter, (ii) that Beta-testing is confirming that the Company’s new strategy is on target, (iii) that the Company’s new cloud-based critical environment software application is scheduled for release during the second half of this year, and (iv) that the Company’s preparation in the marketing and channel sales areas continues, and the Company’s plan to launch its new cloud-based offering in the second half of this year remains solid. These statements involve risks and uncertainties, known and unknown, including among other risks that:(i) that the Company is not progressing in executing its strategic shift to a SaaS model and not properly repositioning the organization as a provider of real-time, cloud-based critical environment monitoring services, (ii) that Beta-testing is not correct in confirming that the Company’s new strategy is on target, (iii) that the Company’s new cloud-based critical environment software application is not on schedule for release during the second half of this year, and (iv) that the Company’s preparation in the marketing and channel sales areas is not properly continuing, and the Company’s plan to launch its new cloud-based offering in the second half of this year is not on track. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$869	$819	$1,742	$1,626
Cost of sales	587	580	1,191	1,158
Gross profit	282	239	551	468

Operating expenses:
General and administrative	430	137	729	284
Sales and marketing	284	149	510	353
Research and development	323	74	557	134
Total operating expenses	1,037	360	1,796	771

Operating loss	(755)	(121)	(1,245)	(303)

Other income	-	3	5	5

Loss from continuing operations	(755)	(118)	(1,240)	(298)
Income from discontinued operations, net of tax	-	66	-	131

Net loss	$(755)	$(52)	$(1,240)	$(167)

Loss per common share data:
Basic and diluted	$(0.20)	$(0.02)	$(0.33)	$(0.05)
Loss from continuing operations per common share data:
Basic and diluted	$(0.20)	$(0.03)	$(0.33)	$(0.08)
Income from discontinued operations per common share data:
Basic and diluted	$-	$0.01	$-	$0.03
Weighted-average number of common shares outstanding:
Basic and diluted	3,732,208	3,701,630	3,717,004	3,701,630

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,946	$390
Funds held in escrow from sale of manuafacturing facility, including land	-	2,641
Accounts receivable, less allowance for doubtful accounts of $7 as of June 30, 2013 and December 31, 2012	459	516
Inventories	691	884
Prepaid expenses and other assets	160	56
Total current assets	3,256	4,487

Property and Equipment, at cost
Property and equipment	343	321
Less accumulated depreciation and amortization	261	278
Net property and equipment	82	43
Total assets	$3,338	$4,530

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$400	$503
Accrued liabilities:
Compensation	139	60
Other	33	30
Total current liabilities	572	593

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000 shares; issued and outstanding 3,753,160 as of June 30, 2013 and 3,701,630 as of December 31, 2012	37	37
Additional paid-in capital	5,124	5,055
Accumulated deficit	(2,395)	(1,155)
Total stockholders’ equity	2,766	3,937
Total liabilities and stockholders’ equity	$3,338	$4,530

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(1,240)	$(167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11	19
Non-cash stock based compensation	69	-
Changes in assets and liabilities:
Accounts receivable	57	47
Inventories	193	(166)
Deferred rent receivable	-	21
Prepaid expenses	(104)	(44)
Accounts payable	(103)	(68)
Accrued liabilities	82	(62)
Net cash used in operating activities	(1,035)	(420)

Cash Flows From Investing Activities
Purchases of property and equipment	(50)	(5)
Receipt of funds held in escrow	2,641	-
Net cash provided by (used in) investing activities	2,591	(5)

Net increase (decrease) in cash and cash equivalents	1,556	(425)

Cash and cash equivalents
Beginning	390	1,031
Ending	$1,946	$606